UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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INOVIO PHARMACEUTICALS, INC.

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INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462
To the Stockholders of Inovio Pharmaceuticals, Inc.:
Notice is hereby given that Inovio Pharmaceuticals, Inc. will be holding its Annual Meeting of Stockholders on May 11, 2018, at 9:00 a.m., local time, at the company’s principal executive offices located at 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462.
You are cordially invited to attend.
The Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the formal business to be conducted at the meeting, follows this letter.
After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented at our Annual Meeting. Your shares cannot be voted unless you date, sign and return the enclosed proxy, attend the Annual Meeting in person or vote your shares using the automated Internet or phone system. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. For more information on voting and submitting your proxy by phone or via the Internet, see “Voting of Proxies” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
A copy of our 2017 Annual Report is also enclosed.
The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

J. Joseph Kim, Ph.D.
Chief Executive Officer

Dated: March 28, 2018

INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2018
To the Stockholders of Inovio Pharmaceuticals, Inc.:
You are invited to attend our 2018 Annual Meeting of the Stockholders, which will be held on May 11, 2018, at 9:00 a.m., local time, at 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462, for the following purposes:
1. To elect eight directors to hold office until our 2019 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our Board of Directors has nominated and recommends for election the following persons:

Avtar Dhillon, M.D.
J. Joseph Kim, Ph.D.
Simon X. Benito
Angel Cabrera, Ph.D.
Morton Collins, Ph.D.
Adel A. F. Mahmoud, M.D., Ph.D.
David B. Weiner, Ph.D.
Wendy Yarno
2. To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers we describe in our accompanying Proxy Statement.
4. To transact such other business as may properly come before the meeting.
Our Board of Directors recommends a vote “for” each of the nominees and “for” proposals 2 and 3.
Holders of record of our common stock and holders of record of our Series C Cumulative Convertible Preferred Stock at the close of business on March 16, 2018, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders of record on March 16, 2018 will be available at our principal executive offices, during ordinary business hours, for examination by any stockholder for any purpose relating to the meeting.

By order of the Board of Directors,

J. Joseph Kim, Ph.D.
Chief Executive Officer
Dated: March 28, 2018

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

INOVIO PHARMACEUTICALS, INC.
660 W. Germantown Pike, Suite 110
Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Inovio Pharmaceuticals, Inc. (the “Board”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held at our principal executive offices, 660 W. Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on May 11, 2018 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is dated March 28, 2018. We are mailing this Proxy Statement to our stockholders on or about March 30, 2018. Unless the context requires otherwise, references to “we,” “us,” “our,” “Inovio,” and “Company” refer to Inovio Pharmaceuticals, Inc.
General Information
Voting Securities. Only stockholders of record as of the close of business on March 16, 2018 will be entitled to vote at the meeting and any adjournment thereof. As of March 16, 2018, we had the following outstanding:

•	90,700,841 shares of common stock; and

•	23 shares of Series C Cumulative Convertible Preferred Stock, which are convertible into an aggregate of 8,456 shares of common stock.
You may vote in person or by proxy. On the proposals presented in this Proxy Statement, each holder of shares of our:

•	common stock is entitled to one vote for each share of stock held; and

•	Series C Preferred Stock is entitled to 368 votes for each share of Series C Preferred Stock held.
Holders of our common stock and Series C Preferred Stock vote together as a single class in connection with each of Proposal Nos. 1, 2 and 3. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Thus, a quorum for this year’s Annual Meeting consists of 30,236,433 shares. Votes will be counted by the inspector of election appointed for the Annual Meeting.
The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. Under plurality voting, the eight nominees receiving the largest number of votes cast (votes “For”) will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on a particular proposal because the broker has not received voting instructions from the customer on certain matters for which the broker is required to have instructions in order to vote and lacks discretionary authority to vote the shares. If you do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal No. 1.
The affirmative vote of the holders of a majority of the of the votes represented by shares present or represented by proxy and eligible to vote at the Annual Meeting is necessary for the approval of the Proposals Nos. 2 and 3 set forth in this Proxy Statement, as explained under each proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum and could prevent the approval of a proposal because they do not count as affirmative votes. Broker non-votes will be counted as present for purposes of determining the presence of a quorum. If you do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on Proposal No. 2 but will be permitted to exercise discretionary authority to vote on Proposal No. 3.
Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. If your shares are registered in your own name, you may vote by signing and mailing a completed proxy card or by voting via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the Board nominees (Proposal No. 1); FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal No. 2) and FOR approval, on a non-binding advisory basis, of the resolution regarding compensation of our named executive officers we describe in this Proxy Statement (Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to our Secretary at our principal executive offices for receipt before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered; you must also vote in person at the meeting to do so.
If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from the holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
Results of Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Delivery of Proxy Materials to Households. “Householding” is a program, approved by the Securities and Exchange Commission, or the SEC, which allows companies and intermediaries such as banks or brokers to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2018
Copies of this Proxy Statement and our 2017 Annual Report to Stockholders are also available online at www.inovio.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of nine members. There are eight nominees for director this year: Avtar Dhillon, M.D., J. Joseph Kim, Ph.D., Simon X. Benito, Angel Cabrera, Ph.D., Morton Collins, Ph.D., Adel A. F. Mahmoud, M.D., Ph.D., David B. Weiner, Ph.D and Wendy Yarno. Each of the nominees is currently one of our directors. Ms. Yarno joined our Board on December 5, 2017.
George Bickerstaff is a current member of the Board who is not standing for re-election. His service will conclude effective as of the conclusion of the 2018 Annual Meeting of Stockholders. Therefore, effective upon the election of directors at our 2018 Annual Meeting of Stockholders, our Board has set the number of directors at eight.
If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2019 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.
Information Regarding Directors
The information set forth below as to the nominees for director has been furnished to us by the nominees.
Nominees for Election to Our Board

Name	Age	Present Position with the Company
Avtar Dhillon, M.D.	57	Chairman of the Board of Directors
J. Joseph Kim, Ph.D.	49	President, Chief Executive Officer and Director
Simon X. Benito	73	Director
Angel Cabrera, Ph.D.	50	Director
Morton Collins, Ph.D.	82	Director
Adel A. F. Mahmoud, M.D., Ph.D.	76	Director
David B. Weiner, Ph.D.	62	Director
Wendy Yarno	63	Director
Avtar Dhillon, M.D. joined us as our President and Chief Executive Officer, and as a director, in October 2001, served as our Chairman and President from June 1, 2009 to October 6, 2009, and served as Executive Chairman until August 1, 2011. Effective August 1, 2011, Dr. Dhillon became our Non-Executive Chairman, transitioning from Executive Chairman. Dr. Dhillon qualifies to serve on our Board as he brings to our Board his prior experience in senior management positions with us and with our products and assets, extensive public company governance, financing and capital markets experience and significant industry expertise and contacts. Prior to joining us, Dr. Dhillon was engaged by MDS Capital Corp. (subsequently Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations, as a consultant in July 1998, and subsequently became Investment Manager in August 1999 and Vice President in 2000. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. From March 1997 to July 1998, Dr. Dhillon served as consultant to multiple biotech companies, including Cardiome Pharmaceuticals, a Nasdaq-listed biotechnology company. Dr. Dhillon has a Bachelor of Science, honors degree in physiology and an M.D. from the University of British Columbia. Dr. Dhillon is also the Non-Executive Chairman of Oncosec Medical, Inc., Arch Therapeutics Inc., Stevia First Corp., and Emerald Health Therapeutics, Inc.
J. Joseph Kim, Ph.D. joined us as our Chief Executive Officer and a director in June 2009 and also became our President on October 6, 2009. Dr. Kim qualifies to serve on our Board given his broad experience as described below and his experience as our Chief Executive Officer. He was co-founder of VGX Pharmaceuticals, Inc., or VGX, and also served as its former President, Chief Executive Officer and a director from 2000 to June 2009. He previously worked at Merck & Company, Inc. developing vaccines. An immunologist by training, Dr. Kim holds an undergraduate degree from the Massachusetts Institute of Technology (MIT), a Ph.D. in biochemical engineering from the University of Pennsylvania, and an MBA from The Wharton School at the University of Pennsylvania. He has published more than 100 scientific papers, holds numerous patents, and sits on editorial boards and scientific review panels. In 2015, Dr. Kim was named Entrepreneur of the Year for Life Sciences by Ernst and Young in the Philadelphia region. He also serves on the board of the International Vaccine Institute and the Council of Korean Americans. The World Economic Forum selected Dr. Kim as a member of its Global Agenda Council and named him a Technology Pioneer as well as one of its Young Global Leaders. He is a frequent guest on CNBC’s Fast Money and other financial programs, where he comments on our breakthroughs and the pharmaceutical landscape. MIT’s Technology Review magazine called him "one of the world’s top innovators." Dr. Kim is a Fellow of the inaugural class of the Health Innovators

Fellowship and a member of the Aspen Global Leadership Network where he is working with a team to develop a vision of tomorrow’s healthcare system.
Simon X. Benito has served on our Board since December 2003 and qualifies to serve on our Board as he brings to our Board formal accounting and financial training and expertise, significant public company board experience, senior management experience in the health care industry, and important industry contacts. Prior to his retirement, Mr. Benito had a successful and extensive career serving several multinational corporations in senior executive positions, including 25 years at Merck & Company, Inc. His most recent positions included Senior Vice President, Merck Vaccine Division; Executive Vice President, Merck-Medco Managed Care; and Executive Director and Vice President, Merck Human Health, Japan. In addition, Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for over 30 years until his retirement in 1999. Since April 2005, Mr. Benito has served as a director of DURECT Corporation, a publicly traded specialty pharmaceutical company.
Angel Cabrera, Ph.D. joined our Board in June 2012 and qualifies to serve on our Board as he brings significant experience in corporate governance and management. Dr. Cabrera is currently President of George Mason University, the largest research university in Virginia. Previously he led two internationally renowned business schools: Thunderbird School of Global Management at Arizona State University and IE Business School in Madrid. Prior to IE he was a change management consultant with Accenture. Dr. Cabrera earned his Ph.D. and M.S. in psychology and cognitive science from the Georgia Institute of Technology, which he attended as a Fulbright Scholar, and his B.S. and M.S. in computer and electrical engineering from Madrid’s Polytechnic University. He has received several leadership recognitions from the World Economic Forum, the Aspen Institute, Business Week and other publications. His publications in management, leadership, psychology and higher education have been cited over 4,000 times. Dr. Cabrera is an advocate of corporate social responsibility and managerial professionalism. He serves on the board of directors of the Federal Reserve Bank of Richmond and several non-profit and academic boards, including Georgia Institute of Technology, and has served on the boards of two other public companies.
Morton Collins, Ph.D. has served on our Board since June 2009 and qualifies to serve on our Board as he brings significant experience in raising and deploying capital for life sciences companies, extensive business and board experience in the life science industry and important industry contacts. Dr. Collins was previously a director of VGX from June 2008 to June 2009. Dr. Collins has been the Managing Partner of Battelle Ventures, which he founded, since August 2003. For the past 40 years, Dr. Collins has acquired broad expertise in venture capital funding of early-stage high-technology companies as a founder and managing partner of five different funds: Battelle Ventures and Data Science Ventures I, II, III, and IV. Dr. Collins chaired President Reagan’s Task Force on Innovation and Entrepreneurship and served as technology policy advisor to President George H. W. Bush. He is a former President, Director and Chairman of the National Venture Capital Association, and currently serves as a Director of Kopin Corporation and several private companies. Dr. Collins holds a B.S. in Engineering and a Ph.D. in Science from the University of Delaware, and an M.A. and Ph.D. in Engineering from Princeton University.
Adel A. F. Mahmoud, M.D., Ph.D. joined our Board in March 2012 and qualifies to serve on our Board as he brings to our Board his expertise as a world renowned vaccine leader and infectious disease expert. Dr. Mahmoud is a Professor at The Woodrow Wilson School of Public and International Affairs and The Department of Molecular Biology at Princeton University. He has recently retired as President of Merck Vaccines and as a member of the Management Committee of Merck & Company, Inc. His prior academic services at Case Western Reserve University and University Hospitals of Cleveland spanned 25 years concluding as Chairman of Medicine and Physician-in-Chief from 1987 to 1998. Dr. Mahmoud’s academic pursuits focused on investigations of the biology and function of eosinophils particularly in host resistance to helminthic infections as well as determinants of infection and disease in human schistosomiasis and other infectious agents. At Merck, Dr. Mahmoud led the effort to develop four new vaccines which have been launched in 2005-2006, including: combination of Measles, Mumps, Rubella and Varicella; Rota Virus; Shingles and Human Papillomavirus. Dr. Mahmoud’s leadership in setting strategies for Global Health shaped the agenda of the Forum on Microbial Threats of the Institute of Medicine in recent years by tackling topical issues such as biological threats and bioterrorism; SARS; Pandemic Flu and others. He is an active contributor to scientific literature and authored and edited several textbooks and reports. Dr. Mahmoud received his M.D. degree from the University of Cairo in 1963 and Ph.D from the University of London, School of Hygiene and Tropical Medicine in 1971. He was elected to membership of the American Society for Clinical Investigation in 1978, the Association of American Physicians in 1980 and the Institute of Medicine of the National Academy of Sciences in 1987. He received the Bailey K. Ashford Award of the American Society of Tropical Medicine and Hygiene in 1983, and the Squibb Award of the Infectious Diseases Society of America in 1984. Dr. Mahmoud is a fellow of the American College of Physicians. He served on the National Advisory Allergy and Infectious Diseases Council and is a past president of the Central Society for Clinical Research and the International Society for Infectious Diseases. He currently serves as member of the Board of IAVI and as Chair of the Board of IVI in Seoul.
David B. Weiner, Ph.D. joined our Board in March 2016 and qualifies to serve on our Board as he is a world-renowned leader in immunology as well as gene vaccines and therapy. Dr. Weiner joined The Wistar Institute in 2016, the nation’s first independent biomedical research institute, NCI-designated Cancer Center, and an international leader in cancer, immunology and infectious disease research, as Executive Vice President, Director of its Vaccine Center, and the W. W. Smith Charitable Trust Endowed Professorship in Cancer Research. Previously, Dr. Weiner was Professor of Pathology & Laboratory Medicine at the University of Pennsylvania and Chair of the Gene Therapy and Vaccine Program at the University’s Perelman School of Medicine.  In scientific circles, Dr. Weiner is known as the “father of DNA vaccines.” He has more than 350 peer-reviewed publications in scientific journals, including mainstream scientific journals such as Scientific American, and has been designated by the Institute for Scientific Information as one of the top-cited scientists in the world. An inventor of more than 100 issued and pending US patents, Dr. Weiner has received numerous honors including election as a fellow to the American Association for the Advancement of Science in 2011 and the International Society for Vaccines in 2012. He was the recipient of the NIH Director’s Transformative Research Award and received the Vaccine Industry Excellence Award for Best Academic Research Team in 2015 at the World Vaccine Congress. Dr. Weiner was honored with the prestigious Hilleman Lectureship in 2015 at the Children’s Hospital of Philadelphia Grand Rounds session and received a Stone Family Award from Abramson Cancer Center for his groundbreaking work on DNA vaccines for cancer immune therapy.  Dr. Weiner holds a Ph.D. in developmental biology from the University of Cincinnati College of Medicine, an M.S. in biology from the University of Cincinnati and a B.S. in biology from SUNY at Stony Brook in Stony Brook, New York.
Wendy Yarno joined our Board in December 2017 and qualifies to serve on our Board as a result of her years of experience in the pharmaceutical industry. Ms. Yarno retired in September 2008 from Merck & Company, Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently as Chief Marketing Officer before she retired. Prior to this role, she served as General Manager for Merck’s Cardiovascular/Metabolic United States Business Unit and as Senior Vice President, Human Resources. From 2010 to 2011, Ms. Yarno was the Chief Marketing Officer of HemoShear LLC, a biotechnology research company. Ms. Yarno currently serves on the boards of directors of the biopharmaceuticals companies Alder BioPharmaceuticals, Inc. and MyoKardia, Inc., and Aratana Therapeutics, Inc., a pet therapeutics company. Ms. Yarno previously served as member of the board of directors of St. Jude Medical, Inc., a medical device company, from 2002 until January 2017 when St. Jude Medical was acquired by Abbott Laboratories; Medivation, Inc., a biopharmaceutical company, from April 2013 until September 2016 when Medivation was acquired by Pfizer Inc.; and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 until November 2014 when Durata was acquired by Actavis plc. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University.
Attendance at Board Meetings and Committee Meetings
During the year ended December 31, 2017, our Board met nine times, the Audit Committee met seven times, the Nomination and Corporate Governance Committee met seven times, the Compensation Committee met five times and the Finance Committee met one time. Each director attended at least 75% of the aggregate number of meetings held by (i) our Board and (ii) those committees of our Board on which he or she served during the director’s tenure on the board or such committees.
Committees of Our Board
Under our Corporate Governance Policy, we expect our directors to attend our Annual Meeting of Stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders.
Audit Committee
The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by it, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/AuditCommittee.pdf
The members of the Audit Committee currently are Simon Benito (Chair), George Bickerstaff, Morton Collins and Avtar Dhillon. Each member of the Audit Committee is independent under the Nasdaq listing standards. The Board has determined that Mr. Benito is an “audit committee financial expert” as defined under SEC regulations.
Compensation Committee
The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including the Chief Executive Officer and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. The Compensation Committee acts pursuant to a written charter that is available on our website at: http://s22.q4cdn.com/435600945/files/doc_downloads/committee_composition/Inovio-Amended-and-Restated-Compensation-Committee-Charter-November-2014_v001_j17o9d.pdf

The members of the Compensation Committee currently are Wendy Yarno (Chair), who joined the committee in January 2018, Morton Collins, George Bickerstaff, Angel Cabrera and Adel Mahmoud. Each member of the Compensation Committee is independent under the Nasdaq listing standards.
During the third quarter of 2016, the Compensation Committee engaged Radford, an independent compensation consultant, to provide information on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. Radford was again engaged to provide compensation consulting services for the 2017 fiscal year. This analysis was used to determine appropriate levels of compensation for our executive officers and make recommendations regarding the amount and form of our executive and non-employee director compensation. The work of Radford did not raise any conflict of interest.
Nomination and Corporate Governance Committee
The Nomination and Corporate Governance Committee identifies prospective candidates to serve on our Board, recommends nominees for election to our Board, develops and recommends Board member selection criteria, considers committee member qualification, recommends corporate governance principles to our Board, and provides oversight in the evaluation of our Board and each committee. The Nomination and Corporate Governance Committee acts pursuant to a written charter on our website at: http://s22.q4cdn.com/435600945/files/doc_downloads/committee_composition/Inovio-Amended-and-Restated-Charter-of-the-Nomination-and-Corporate-Governance-Committee-November_v001_e50253.pdf
The members of the Nomination and Corporate Governance Committee currently are Angel Cabrera (Chair), Simon Benito, Avtar Dhillon and Adel Mahmoud. Each member of the Nomination and Corporate Governance Committee is independent under the Nasdaq listing standards.
Finance Committee
The Finance Committee was formed in August 2012. The function of the Finance Committee is to provide advice to the Board and management regarding the Company’s financing strategy and other finance-related matters. This is an informal advisory committee and does not have a formal charter. The members of the Finance Committee are currently Avtar Dhillon (Chair), Joseph Kim, Simon Benito, George Bickerstaff and Morton Collins.
Director Nominations
The Nomination and Corporate Governance Committee evaluates and recommends to our Board director nominees for each election of directors. As stated in our Corporate Governance Policy, our Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.
Specifically, in fulfilling its responsibilities, the Nomination and Corporate Governance Committee considers the following factors: (i) the appropriate size of our Board and its committees; (ii) our needs with respect to the particular talents and experience of its directors; (iii) the knowledge, skills and experience of nominees, including experience in our industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board; (iv) experience with accounting rules and practices; (v) applicable regulatory and securities exchange/association requirements (including the Nasdaq qualitative listing standards); and (vi) a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.
The Nomination and Corporate Governance Committee’s goal is to assemble a board that brings to us a variety of perspectives and skills, and sound business understanding and judgment, derived from high quality business, professional, governmental, community, scientific or educational experience. In doing so, the Nomination and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our stockholders. The Nomination and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nomination and Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board. Further, the Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the board room, while giving us the benefit of familiarity and insight into our affairs that directors have accumulated during their tenure, and therefore generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on our Board.
All directors and director nominees are required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nomination and Corporate Governance Committee.

With respect to Board diversity, our Corporate Governance Policy states that the assessment of director nominees will include consideration of diversity, skills and experience in the context of the needs of our Board. The Nomination and Corporate Governance Committee and our Board believe that a diverse board leads to improved company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board who are willing to continue in service. Each year the Nomination and Corporate Governance Committee undertakes a board assessment process, which gathers data on the functioning of the Board and its committees and evaluates each member of the Board with respect to a number of attributes. The Committee considers for re-nomination current members of our Board with skills and experience that are relevant to our business balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service, the Nomination and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nomination and Corporate Governance Committee and our Board will be consulted for suggestions as to individuals meeting the criteria of the Nomination and Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nomination and Corporate Governance Committee believes that our Board requires additional candidates for nomination, the Nomination and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates. Ms. Yarno was recommended by a third-party search firm retained by the Nomination and Corporate Governance Committee prior to her nomination and election as a director.
The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Our bylaws provide that nominations shall be made pursuant to timely notice in writing to our corporate secretary. To be timely, in the case of a stockholder seeking to have a nomination included in our proxy statement, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. If the stockholder is not seeking inclusion of the nomination in our proxy statement, timely notice consists of a stockholder’s notice delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the annual meeting.
The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person, as described below, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction, as described below, has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any rights to dividends on our shares owned beneficially by such stockholder that are separated or separable from the underlying shares, (3) any proportionate interest in our shares or Derivative Instruments, as described below, held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.
For purposes of our bylaws:

•
A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•
A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, a stockholder with respect to any share of our stock; and

•
“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Corporate Governance Policy and Code of Business Conduct and Ethics
Our Corporate Governance Policy, our Code of Business Conduct and Ethics, including our Code of Ethics, and the charters of the committees of our Board are available on our website, www.inovio.com.
Communications Policy
Our Board has procedures in place designed to ensure effective communication among us, our stockholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Stockholders who want to communicate with our Board or any individual director can write to our Secretary at the following address: 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462. Your letter should indicate that you are one of our stockholders. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
Board Leadership Structure
Our Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, works with the Chief Executive Officer in setting the agenda for Board meetings and presides over meetings of the full Board. However, our Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in our best interests and the interests of our stockholders, and therefore one person may, in the future, serve as both our Chief Executive Officer and Chairman of the Board.
The functions of our Board are carried out by the full Board and, when delegated, by the Board committees. Each director participates in our major strategic and policy decisions.
Board Role in Risk Management
The risk oversight function of our Board is carried out by both the Board and the Audit Committee. Management prepares and presents an annual business plan to the Board, which identifies risks associated with our operations and is reviewed quarterly by the Board. As provided in its charter, the Audit Committee meets periodically with management to discuss major financial and operating risk exposures and the steps, guidelines and policies taken or implemented related to risk assessment and risk management. Matters of strategic risk are considered by our Board. Each quarter management reports to the Audit Committee on legal, finance, accounting and tax matters. Our Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as needed basis.
Code of Ethics
We have adopted a Code of Ethics, which applies to all directors, officers and employees, including the principal executive officer, principal financial and accounting officer and controller. The purpose of the Code is to promote honest and ethical conduct. The Code of Ethics is included in our Code of Business Conduct and Ethics and is available on our website and is also available in print, without charge, upon written request to our corporate secretary at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462. Any amendments to or waivers of the Code will be promptly posted on our website at www.Inovio.com or in a report on Form 8-K, as required by applicable laws.

Board Member Independence
Our Board has determined that, except for Drs. Kim and Weiner, all of the nominees for election to our Board listed above are, and all other individuals who served as members of our Board in 2017 were, “independent” as independence is defined in the Nasdaq qualification standards. Dr. Kim was not considered independent because he is a current employee and Dr. Weiner was not considered independent because he currently serves as Chairman of the Scientific Advisory Board.
Our Board unanimously recommends that you vote “FOR” each nominee listed above. The proxy holders will vote your proxy in that manner unless you specify otherwise on the accompanying proxy card.

Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission (SEC) and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with Ernst and Young’s independence.
The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their audit services, the results of the audit and reviews, its evaluation of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting. Ernst & Young LLP, as our independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on our reporting. The meetings with Ernst & Young LLP were held with and without management present. The Audit Committee is not employed by us, nor does it provide any expert assurance or professional certification regarding our consolidated financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and our independent registered public accounting firm.
Based on the reviews and discussions referred to above, the Audit Committee has recommended to our Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our annual report on Form 10-K for the year ended December 31, 2017, filed by the Company with the SEC. The Audit Committee and the Board also have recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.
The foregoing report has been furnished by the Audit Committee.

Simon X. Benito (Chair)
George Bickerstaff
Morton Collins
Avtar Dhillon

Compensation of Directors
Non-Employee Director Compensation Program

Effective November 6, 2015, the Board of Directors approved an adjustment to the cash compensation to be paid by the Company to its non-employee directors to provide for annual retainer payments rather than per-meeting fees.
The annual payment to non-employee directors will be $45,000 and to the non-employee chairman of the Board will be $75,000. Additionally, the chairperson of each of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee will each receive $20,000, $15,000 and $10,000 annually, respectively, and members of the Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and the Finance Committee (not including chairpersons) will receive $10,000, $7,000, $5,000 and $5,000 annually, respectively.
Upon their election or appointment to our Board, each of our non-employee directors will be granted equity awards equivalent to stock options exercisable for 40,000 shares of our common stock, at the then fair market value pursuant to the terms of our 2016 Omnibus Incentive Plan, to be allocated as non-qualified stock options or restricted stock units at a ratio determined from time to time by our Board or its Compensation Committee, which the Compensation Committee has currently set at 1.63 stock options to 1 restricted stock unit. In addition, each non-employee director will be automatically granted equity awards equivalent to a stock option to purchase up to 25,000 shares of our common stock if he or she remains on our Board on the date of each annual meeting of stockholders. Such awards will be allocated as non-qualified stock options and restricted stock units at a ratio determined from time to time by our Board or its Compensation Committee, which the Compensation Committee has currently set at 1.63 stock options to 1 restricted stock unit.
2017 Non-Employee Director Option and Restricted Stock Unit Grants
During the year ended December 31, 2017, we granted 10-year options to purchase a total of 127,500 shares of our common stock to our non-employee directors. Mr. Benito, Mr. Bickerstaff, Dr. Cabrera, Dr. Collins, Dr. Dhillon, Dr. Mahmoud and Dr. Weiner all received options to purchase 12,500 shares each, exercisable at $7.14 per share. Upon joining the Board, Mr. Bickerstaff and Ms. Yarno were also each granted options to purchase 20,000 shares of our common stock exercisable at $5.86 per share and $4.38 per share, respectively.
During the year ended December 31, 2017, we granted a total of 78,223 restricted stock units (RSUs) to our non-employee directors. Mr. Benito, Mr. Bickerstaff, Dr. Cabrera, Dr. Collins, Dr. Dhillon, Dr. Mahmoud and Dr. Weiner each received 7,669 RSUs, respectively. Upon joining the Board, Mr. Bickerstaff and Ms. Yarno were also each granted 12,270 RSUs.
During the year ended December 31, 2017, we also granted 10,000 RSUs to former director Ms. Nancy Wysenski. Ms. Wysenski’s service on the Board concluded effective as of the election of directors at the Company’s 2017 Annual Meeting of Stockholders held on May 12, 2017.
For his services as Chairman of the Company's Scientific Advisory Board, in March 2017 Dr. Weiner was also granted options to purchase 60,000 shares of our common stock exercisable at $6.68 per share, and 35,000 RSUs.
Director Compensation Table
The following table sets forth certain information with respect to non-employee director compensation during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Dr. Avtar Dhillon (3)	95,000	54,757	58,247	208,004
Simon X. Benito (4)	76,000	54,757	58,247	189,004
George W. Bickerstaff (5)	44,750	126,659	134,847	306,256
Dr. Angel Cabrera (6)	63,500	54,757	58,247	176,504
Dr. Morton Collins (7)	75,000	54,757	58,247	188,004
Dr. Adel Mahmoud (8)	57,000	54,757	58,247	170,004
Dr. David B. Weiner (9)	45,000	199,307	305,447	549,754
Nancy J. Wysenski (10)	28,500	56,300	—	84,800
Wendy Yarno (11)	—	53,743	57,321	111,064

(1)
Represents the grant date fair value of RSU awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. See Note 10 “Stockholder’s Equity”, to our audited consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(2)
Represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. See Note 10 “Stockholder’s Equity”, to our audited consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(3)	At December 31, 2017, Dr. Dhillon held options to purchase 172,501 shares of our common stock and 7,669 unvested RSUs.

(4)	At December 31, 2017, Mr. Benito held options to purchase 100,000 shares of our common stock and 7,669 unvested RSUs.

(5)	At December 31, 2017, Mr. Bickerstaff held options to purchase 32,500 shares of our common stock and 19,939 unvested RSUs.

(6)	At December 31, 2017, Dr. Cabrera held options to purchase 68,750 shares of our common stock and 7,669 unvested RSUs.

(7)	At December 31, 2017, Dr. Collins held options to purchase 98,703 shares of our common stock and 7,669 unvested RSUs.

(8)	At December 31, 2017, Dr. Mahmoud held options to purchase 68,750 shares of our common stock and 7,669 unvested RSUs.

(9)
At December 31, 2017, Dr. Weiner held options to purchase 329,750 shares of our common stock and 73,335 unvested RSUs. The equity award compensation also includes the awards Dr. Weiner received for services as Chairman of our Scientific Advisory Board

(10)	At December 31, 2017, Ms. Wysenski held options to purchase 21,562 shares of our common stock.

(11)	At December 31, 2017, Ms. Yarno held options to purchase 20,000 shares of our common stock and 12,270 unvested RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 16, 2018 with respect to the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that stockholder that are convertible or exercisable, as the case may be, within 60 days of March 16, 2018 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder’s percentage of ownership in the following table is based upon shares of common stock outstanding as of March 16, 2018.

Beneficial Owner of Shares of Common Stock(1)(2)	Number of Shares of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock
5% Stockholders:
Blackrock, Inc. (3)	6,627,505	7.3%

Directors and Executive Officers:
J. Joseph Kim (4)	4,999,935	5.5%
Avtar Dhillon (5)	234,753	*
Simon X. Benito (6)	131,717	*
George W. Bickerstaff (7)	34,259	*
Angel Cabrera (8)	128,169	*
Morton Collins (9)	455,763	*
Adel A. F. Mahmoud (10)	91,449	*
David B. Weiner (11)	1,078,875	1.2%
Wendy Yarno (12)	5,000	*
Mark L. Bagarazzi (13)	543,166	*
Peter D. Kies (14)	520,090	*
Niranjan Y. Sardesai (15)	565,501	*
All executive officers and directors as a group (12 persons)	8,788,677	9.4%

*	Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our principal executive offices at 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462.

(2)
Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities.

(3)	This information has been obtained from a Schedule 13G/A filed on January 25, 2018 by BlackRock Inc. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Includes 827,949 shares of common stock issuable pursuant to options exercisable and 23,333 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018. Of the shares of common stock owned shown in the table, 3,911,237 shares have been pledged as security.

(5)	Includes 153,751 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(6)	Includes 96,250 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(7)	Includes 22,500 shares of common stock issuable pursuant to options exercisable and 11,759 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(8)	Includes 68,750 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(9)	Includes 98,703 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(10)	Includes 68,750 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(11)	Includes 303,250 shares of common stock issuable pursuant to options exercisable and 7,669 shares of common stock underlying RSUs which will vest within 60 days of March 16, 2018.

(12)	Includes 5,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 2018.

(13)	Includes 456,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 2018.

(14)	Includes 433,502 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 2018.

(15)	Includes 442,015 shares of common stock issuable pursuant to options exercisable within 60 days of March 16, 2018.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Our Executive Officers
The following table sets forth information as to persons currently serving as our executive officers, including their ages as of March 16, 2018:

Name	Age	Position
J. Joseph Kim, Ph.D.	49	President, Chief Executive Officer and Director
Mark L. Bagarazzi, M.D.	57	Chief Medical Officer
Peter D. Kies	54	Chief Financial Officer
Niranjan Y. Sardesai, Ph.D.	50	Chief Operating Officer
For biographical information regarding Dr. Kim, see “Proposal 1—Election of Directors.”
Mark L. Bagarazzi, M.D.—Chief Medical Officer. Dr. Bagarazzi joined us as Chief Medical Officer in January 2010. Prior to joining us, Dr. Bagarazzi was Director of Worldwide Regulatory Affairs for vaccines and biologics at Merck & Company, Inc. Dr. Bagarazzi led ongoing vaccine product and regulatory development of Merck’s ZOSTAVAX®, the leading vaccine for shingles. He successfully led the regulatory process through to FDA approval of RotaTeq®, Merck’s vaccine against rotavirus and was later responsible for global regulatory activities related to Merck vaccine candidates for the prevention of HIV/AIDS. Prior to joining Merck in 2001, he was director of the HIV/AIDS program for St. Christopher’s Hospital for Children in Philadelphia. Dr. Bagarazzi was an assistant professor of pediatrics at Drexel College of Medicine and is a guest lecturer on vaccines and immunotherapeutics at the Perelman School of Medicine at the University of Pennsylvania. He was board certified in pediatrics and pediatric infectious diseases after completing a fellowship in pediatric infectious diseases at the Children’s Hospital of Philadelphia. He holds a BS in electrical engineering magna cum laude from New Jersey Institute of Technology and received his MD degree with honors from what is now known as Rutgers New Jersey Medical School.
Peter D. Kies—Chief Financial Officer. Mr. Kies has been employed as our Chief Financial Officer since June 2002 and brings extensive public company governance and capital markets experience and significant industry expertise. For the 15 years prior to joining us, Mr. Kies acquired broad expertise in the functional and strategic management of biotechnology and high technology companies across the full spectrum of corporate growth, from initial public offering to profitability. From May 1996 until joining us, he served as Chief Financial Officer for Newgen Results Corporation, and prior to that served as Controller for Cytel Corporation and as an auditor for Ernst & Young LLP. Mr. Kies holds a B.S. in Business Administration from United States International University in San Diego, California.
Niranjan Y. Sardesai, Ph.D—Chief Operating Officer. Dr. Sardesai is serving as our Chief Operating Officer since January 2012 overseeing the company’s corporate and business development, product development, and commercial functions as well as engineering, manufacturing, and quality operations. In 2016, he was appointed the President and CEO of Geneos Therapeutics, a 100% owned subsidiary of Inovio Pharmaceuticals which was created to focus on the development of patient specific neo-antigen targeted personalized immunotherapies. Prior to his appointment as our COO, Dr. Sardesai served as our Senior Vice President of Research and Development following the June 2009 merger with VGX Pharmaceuticals, at which company he held the same position.  Dr. Sardesai joined VGX Pharmaceuticals in 2006 where he helped formulate the company’s product development and growth strategies and reorganized the company into a DNA vaccine and immunotherapies company.  Across VGX and Inovio, Dr. Sardesai drove multiple M&A and licensing transactions to consolidate key technologies, establish the corporate footprint, and develop its immunotherapies platform and product pipeline. He led the strategic out-licensing of our pipeline products to secure major licensing deals with big pharma companies.  He has raised over $150 million in non-dilutive grants and contract funding from government and non-government organizations and served as Principal Investigator on multi-institutional programs developing our oncology and infectious disease products.  Under his leadership, our development stage products have been recognized by several pharmaceutical industry awards for innovation and the potential to address significant unmet needs.  Dr. Sardesai was previously the founder and President of NVision Consulting Inc., a firm providing strategic counsel to entrepreneurial life sciences companies. He served as Director of Research and Development at Fujirebio Diagnostics, Inc., where he oversaw the expansion of the company’s oncology portfolio. Products developed under his leadership include groundbreaking new tests for mesothelioma (MESOMARK™), bladder cancer and a multi-marker test for ovarian cancer.  Dr. Sardesai received a Ph.D. in Chemistry from the California Institute of Technology and an MBA (entrepreneurship and finance) from the Wharton School of the University of Pennsylvania, where he was the recipient of the Shils-Zeidman Award in Entrepreneurship. He was awarded fellowships at the Scripps Research Institute and the Massachusetts Institute of Technology (MIT). Dr. Sardesai received his Bachelor and Master of Science degrees in Chemistry from the Indian Institute of Technology, Bombay. He has authored over 120+ peer-reviewed manuscripts and book chapters with particular contributions in vaccines and immunotherapies, oncology, and medical devices; presented at over 120+ invited lectures and presentations, and filed several patents.  In 2015, Dr. Sardesai was recognized by Pharmavoice magazine as one of the top 100 most influential and inspirational leaders from across the life sciences and healthcare industry.
Family Relationships
No family relationships exist between any of our directors or executive officers.
Non-Binding Advisory Vote Regarding Compensation of Our Named Executive Officers
At our 2017 Annual Meeting of Stockholders, our stockholders voted to approve, on a non-binding advisory basis, the compensation of our named executive officers, and determined by a non-binding vote, the frequency to which this matter will be submitted to our stockholders for approval. Even though the alternative for “three years” received the most votes, the Board has determined that we intend to submit to our stockholders for approval, on a non-binding advisory basis, the compensation of our named executive officers every year. Therefore, we are submitting Proposal No. 3 regarding executive compensation to our stockholders at our 2018 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
We are a biopharmaceutical company focused on the discovery, development and delivery of a new generation of vaccines and immune therapies, called synthetic vaccines, focused on cancers and infectious diseases. The success of development companies is significantly influenced by the quality and motivation of their work force. Our compensation programs are straightforward and do not materially change from year to year. The core principle of our compensation for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to corporate performance. We seek to provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and benefit programs. Our pay-for-performance structure drives the amount of pay that is actually realized.
This Compensation Discussion and Analysis describes our compensation objectives, our executive compensation process and our policies and actions with respect to each compensation element. We describe the rationale for compensation decisions made in 2017 with respect to our President and Chief Executive Officer, our Chief Medical Officer, our Chief Financial Officer and our Chief Operating Officer, who we refer to as our "named executive officers" for the fiscal year ended December 31, 2017. No other persons were serving as executive officers of our company as of December 31, 2017.
Our Executive Compensation Program
Program Objectives
We design our executive compensation program to achieve the following objectives:

•	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

•	Align the performance of our executives and the interests of our stockholders;

•	Recruit and retain executive talent; and

•	Support the corporate business strategy and business plan by rewarding achievement based on our expectations for results and attainment of short-term and long-term goals by our executives.
Compensation Process
The Compensation Committee of our Board has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable Nasdaq rules, is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, or the Code, and is a “non-employee” director as defined under Section 16 of the Exchange Act.
Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensation. Utilizing input from our Chief Executive Officer as well as those of independent compensation consultants as needed, the Compensation Committee makes an independent decision on compensation for each executive. The Compensation Committee also oversees the Chief Executive Officer and other senior officers in making compensation determinations of our non-executive staff. The primary goal of our Compensation Committee is to closely align the interests of our named executive officers and staff with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives and other staff whose abilities are critical to our long-term success, that motivates individuals to perform at their highest level and that rewards achievement. The Compensation Committee assesses performance on a number of subjective and objective factors, including the achievement of company and individual performance goals.
In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

•	Measurable accomplishments and performance of the company in meeting the annual objectives;

•	Past compensation levels of each executive and the executives as a group;

•	Consistency of current compensation with previous compensation decisions and benchmarks;

•	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with stockholder interests;

•	Management recommendations; and

•	General trends in executive compensation.
The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation.
The Compensation Committee has the authority to engage advisers to assist the committee in carrying out its duties. The Compensation Committee has engaged Radford, an independent compensation consultant, to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. The Compensation committee engaged Radford in 2016 and again in 2017 for compensation consulting services. To facilitate the Compensation Committee’s review and decision making for the overall compensation strategy, Radford provided the Compensation Committee with a peer group proxy study, general biopharma industry market data, benchmarks and recommendations for equity awards for executives. Radford does not provide services to our management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee. The Compensation Committee has assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee.
Competitive Considerations
As part of the Compensation Committee’s ongoing review of our compensation programs for fiscal year 2017, the Committee determined the aggregate level of total compensation of our executives, the combination of elements used to compensate our executives as well as a comparison to the compensation of named executive officers of other companies. The Compensation Committee reviewed compensation levels of the companies referred to as our “peer group” as a reference point of compensation levels. In 2017 we re-evaluated and revised this peer group. The 21 companies in our peer group were selected based on industry comparability, size and similarity in the stage of product development. We strive to achieve a peer group that results in Inovio being near the median in the group. The criteria for the selection were as follows:

•	Biotechnology and pharmaceutical companies;

•	Companies with product candidates in Phase 2 or Phase 3 clinical trials, with a preference towards immuno-oncology and oncology vaccine development;

•	Market capitalization between $150 million and $1.4 billion; and

•	Between 100-900 employees.
Using the above criteria, the following companies were used to comprise the 2017 peer group:

Acceleron Pharma	Five Prime Therapeutics
Achillion Pharmaceuticals	Geron
Aduro BioTech	Idera Pharmaceuticals
Agenus	Intrexon
Arbutus Biopharma	MacroGenics
Array BioPharma	New Link Genetics
Atara Biotherapeutics	Novavax
Celldex Therapeutics	Progenics Pharmaceuticals
Cytokinetics	Seres Therapeutics
Dynavax Technologies	ZIOPHARM Oncology
Epizyme
The peer group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices. We believe that executive compensation should consist of base salary that is competitive with those in our peer group, an annual incentive plan designed to incentivize our executive officers and equity incentive awards. We target these items of compensation to be at the 50thpercentile of a combination of our peer group and market studies. For instance, at the time of the survey, our market capitalization was above the 50th percentile but less than the 75th percentile of the peer group’s market capitalization. We believe that this level appropriately reflects our size and the goals we have for our growth, and that will allow us to attract and retain quality executives.
Compensation Components
Our executive compensation primarily consists of base salary, cash incentive compensation and long-term equity-based compensation. We place significant emphasis on performance-based incentive compensation that focuses on our executives’ efforts to deliver both short-term and long-term value for our stockholders without encouraging excessive risk taking.
The factors our Compensation Committee considered for each of our executives in 2017 included:

•	Overall corporate performance during 2017 as measured against predetermined performance goals;

•	The roles and responsibilities of our executives in executing the corporate goals;

•	Our executives’ performance during 2017 in general and as measured against predetermined performance goals;

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	Any contractual commitments we have made to our executives regarding compensation; and

•	Compensation paid by similar companies to their executives with similar roles and responsibilities.
We have an executive compensation philosophy and goals based on attracting, retaining and rewarding experienced and talented executive officers. In addition, we believe that executive compensation should be linked to corporate performance and accomplishments that increase stockholder value. As such, our executive compensation policy focuses on aligning the interests of our executive officers with the long-term interests of our stockholders and with our corporate strategies and goals.
Base Salary
Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year, and (iv) our financial condition. Our Chief Executive Officer does not make recommendations regarding his own compensation. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.
Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s employment agreement, which we describe below. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer and other factors, except in the case of the Chief Executive Officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with market levels, individual performance and the performance of the company.
Achievement of individual and corporate accomplishments along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2017 salary increases.
Salary increases for 2017 were 3% for J. Joseph Kim, Mark Bagarazzi, Peter Kies and Niranjan Sardesai. In March 2018, we set the 2018 annual base salary for Dr. J. Joseph Kim, our President and Chief Executive Officer, at $659,200, for Peter Kies, our Chief Financial Officer, at $416,635, for Mark Bagarazzi, our Chief Medical Officer, at $450,625 and for Niranjan Sardesai, our Chief Operating Officer, at $450,625. Salary increases for 2018 were 3% for each of our named executive officers.
Performance-Based Annual Cash Incentive Compensation
We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement of annual goals and objectives. Annual incentive awards are awarded at the sole determination of the Compensation Committee (on behalf of the Board) based on the actual and measurable performance of the company based on a set of corporate objectives for the previous year.
Each year, the Chief Executive Officer provides company goals to the Board for review and the Board approves the goals and assigns weightings. The weightings for each goal vary year to year depending on the importance of the goal for a particular year. At the end of the year, the Compensation Committee measures actual performance against the predetermined performance goals, using measurable performance parameters. The total corporate performance measurement score could range from 80 to 120% (with the target of 100%), based on the corporate accomplishments measured against that year’s objectives. For instance, the 2017 corporate score was 85% while the 2016 score was 92%. These scores are then weighted to the target bonus numbers for each named executive officer. The actual payouts to each named executive officer for 2017 performance are set forth below in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
Under the 2017 annual incentive plan, the named executive officers had a targeted annual payout of between 40% and 65% of their base salary, based on the achievement of the corporate goals. Of the corporate goal weightings, VGX-3100 development activities were 40%, oncology and infectious disease programs were 26% and 18%, respectively, and other corporate activities were 16%.
Highlights of the 2017 accomplishments taken into account by the Compensation Committee to determine overall corporate performance included the following:

•	Commenced the VGX-3100 REVEAL 1 Phase 3 trial;

•	Initiated the VGX-3100 VIN Phase 2 trial;

•
Advanced clinical development of INO-3112 being conducted by MedImmune, including initiating the Phase 2 portion of the trial triggering a $7.0 milestone payment and MedImmune completed the selection of the first product under the research collaboration;

•	Completed prostate cancer (INO-5150) Phase 1 trial and reported interim data;

•	Completed enrollment of TRT-011 trial (INO-1400);

•	Entered into checkpoint combination collaboration agreements with Regeneron and Genentech;

•	Completed enrollment of 160 patient Zika-002 trial in Puerto Rico;

•	Published 17 peer reviewed publications and multiple patents filed; and

•	Raised additional funding through a combination of corporate licensing and partnering, non-dilutive grants and equity financing.
Long-Term Equity-Based Incentive Compensation
Our long-term incentive program provides an annual award, with the potential for periodic awards, which is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.

The primary forms of equity compensation to our executive officers are stock options and restricted stock units. Our Compensation Committee receives preliminary recommendations for equity-based awards from our Chief Executive Officer. Our Compensation Committee then reviews the market-based recommendations based on our peer group and survey data and recommends equity-based awards for all of our officers, including our Chief Executive Officer and the other named executive officers, to our Board for approval.
Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over three years. We do not grant stock options that have exercise prices below the fair market value of our common stock on the date of grant. We do not reduce the exercise price of stock options if the price of our common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.
Each restricted stock unit represents a contingent right to receive one share of common stock. Restricted stock units typically vest over three years in three equal installments beginning on the first anniversary of the grant date. Vested units of restricted stock can be settled in shares of common stock, cash or a combination of both.
We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options and restricted stock units on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our stockholders.
On March 10, 2017, we granted stock options to purchase 43,150 shares, 100,000 shares, 100,000 shares and 100,000 shares of our common stock to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $6.68 per share. All stock option awards vest in four equal installments, with 25% vesting immediately on the grant date and 25% vesting on each anniversary of the grant date thereafter.
On March 10, 2017 we granted 317,100, 61,300, 61,300 and 61,300 RSUs to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, with a grant date fair value of $6.68 per share. These RSUs vest over three years in three equal installments beginning on the first anniversary of the grant date. On March 10, 2017 we also granted RSUs of 139,745 and 6,077 to J. Joseph Kim and Niranjan Sardesai, respectively, with a grant date fair value of $6.68, which were immediately vested.
On March 5, 2018, we granted stock options to purchase 138,250 shares, 126,500 shares, 126,500 shares and 126,500 shares of our common stock to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $4.29 per share. Each of these stock option awards vest in four equal installments, with 25% vesting immediately on the grant date and 25% vesting on each anniversary of the grant date thereafter. On March 5, 2018 we granted 360,300, 82,700, 82,700 and 82,700 RSUs to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, with a grant date fair value of $4.29 per share, the closing price on the date of grant.
2017 Say-on-Pay Vote
At our annual meeting of stockholders in 2017, approximately 89% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that the 2017 stockholder vote endorsed our compensation philosophy and the decisions we made for 2016. After discussing the levels of support in past years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines, our Compensation Committee decided to generally maintain a consistent course for 2017 compensation decisions.
Other Aspects of Our Compensation Program
Other Benefits
We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.
Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether our overall compensation program for employees in 2018 creates incentives for employees to take excessive or unreasonable risks that could materially harm our company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, the uniformity of compensation practices across our company and the use of our 2018 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for us, as a baseline for bonus plan targets for our management. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.
Recoupment Policy
In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, our Corporate Governance Policy provides that, subject to rules of the SEC and the exchange on which our common stock is traded, in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we shall recover from any current or former executive officer, as determined in accordance with such rules, who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement and any respective profits that officer has realized from the sale of our securities during the 12-month period preceding the date on which we are required to prepare an accounting restatement.

EXECUTIVE COMPENSATION
This section of the Proxy Statement sets forth compensation information for, Dr. J. Joseph Kim, Ph.D., our Chief Executive Officer, Dr. Mark L. Bagarazzi, M.D., our Chief Medical Officer, Peter D. Kies, our Chief Financial Officer and Dr. Niranjan Y. Sardesai, Ph.D., our Chief Operating Officer (each a “named executive officer” and collectively the “named executive officers”).
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan ($)		All Other Compensation ($)(7)	Total ($)
Dr. J. Joseph Kim,	2017	780,007	3,051,725	188,818	353,600	(2)	15,118	4,389,268
President, Chief Executive Officer and Director	2016	643,579	1,207,440	741,099	371,566	(3)	9,921	2,973,605
	2015	698,599	863,100	582,698	380,964	(4)	8,562	2,533,923
Dr. Mark L. Bagarazzi,	2017	435,053	409,484	437,586	148,750	(2)	13,846	1,444,719
Chief Medical Officer	2016	408,458	526,500	290,838	156,311	(3)	11,683	1,393,790
	2015	390,977	189,000	273,567	155,771	(4)	8,567	1,017,882
Peter D. Kies,	2017	452,777	409,484	437,586	137,530	(2)	10,010	1,447,387
Chief Financial Officer	2016	385,573	526,500	290,868	144,514	(3)	8,268	1,355,723
	2015	393,230	189,000	273,567	144,015	(4)	6,966	1,006,778
Dr. Niranjan Y. Sardesai,	2017	435,051	450,078	437,586	148,750	(2)	9,153	1,480,618
Chief Operating Officer	2016	409,715	526,500	290,838	156,311	(3)	9,418	1,392,782
	2015	390,977	189,000	273,567	155,771	(4)	8,429	1,017,744

(1)	Salary includes contributions made by the employee to our 401(k) plan and vacation payouts (if applicable).

(2)	Bonus payments for 2017 were made in March 2018.

(3)	Bonus payments for 2016 were made in March 2017.

(4)	Bonus payments for 2015 were made in March 2016.

(5)
Represents the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. See Note 10 “Stockholder’s Equity”, to our audited consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(6)
Represents the grant date fair value of stock options computed in accordance with FASB ASC Topic 718. See Note 10 “Stockholder’s Equity”, to our audited consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K, for the assumptions made in determining stock compensation values.

(7)	Represents 401(k) match amounts for the respective years.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to our named executive officers during 2017.

Name	Grant Date	Stock Awards: Number of Units (#) (1)	Stock Option Awards: Number of Securities Underlying Options(#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards($)
J. Joseph Kim	3/10/2017	456,845	—	—	3,051,725
	3/10/2017	—	43,150	6.68	188,818
Mark L. Bagarazzi	3/10/2017	61,300	—	—	409,484
	3/10/2017	—	100,000	6.68	437,586
Peter D. Kies	3/10/2017	61,300	—	—	409,484
	3/10/2017	—	100,000	6.68	437,586
Niranjan Y. Sardesai	3/10/2017	67,377	—	—	450,078
	3/10/2017	—	100,000	6.68	437,586

(1)
These RSUs vest over three years in three equal installments beginning on the first anniversary of the grant date, with the exception of 139,745 and 6,077 RSUs issued to J. Joseph Kim and Niranjan Y. Sardesai, respectively, which vested immediately.

(2)	These stock option awards vest 25% immediately and 25% on each anniversary thereafter.

Options Exercises and Stock Vested During Fiscal Year 2017

The following table provides information on stock option exercises and stock vesting in fiscal 2017 by our named executive officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired Upon Exercise(#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(2)
Dr. J. Joseph Kim	208,505	241,792	233,746	1,551,910
Dr. Mark L. Bagarazzi	—	—	33,334	223,171
Peter D. Kies	—	—	33,334	223,171
Dr. Niranjan Y. Sardesai	9,813	11,874	39,411	263,766

(1)
The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs subject to such award vesting on the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End
The following tables set forth certain information with respect to outstanding equity awards held by the named executive officers at December 31, 2017.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of RSUs that have not vested (#) (2)	Market value of RSUs that have not vested ($)
Dr. J. Joseph Kim	49,060	—	5.08	9/12/2018	—	—
	70,000	—	6.28	9/30/2019	—	—
	62,500	—	4.56	3/11/2021	—	—
	103,750	—	2.40	2/23/2022	—	—
	107,500	—	2.16	3/14/2023	—	—
	75,000	—	12.92	3/26/2024	—	—
	50,000	—	8.80	5/22/2024	—	—
	63,750	21,250	7.56	3/5/2025	13,333	55,065
	30,000	10,000	8.01	5/8/2025	23,333	96,365
	86,000	86,000	7.02	3/9/2026	114,666	473,571
	10,788	32,362	6.68	3/10/2027	317,100	1,309,623
	708,348	149,612			468,432	1,934,624
Dr. Mark L. Bagarazzi	68,750	—	4.40	1/4/2020	—	—
	30,000	—	4.56	3/11/2021	—	—
	43,750	—	2.40	2/23/2022	—	—
	45,000	—	2.16	3/14/2023	—	—
	37,500	—	12.92	3/26/2024	—	—
	38,750	—	8.80	5/22/2024	—	—
	45,000	15,000	7.56	3/5/2025	8,333	34,415
	33,750	33,750	7.02	3/9/2026	50,000	206,500
	25,000	75,000	6.68	3/10/2027	61,300	253,169
	367,500	123,750			119,633	494,084
Peter D. Kies	7,501	—	3.48	2/1/2018	—	—
	15,000	—	4.24	7/9/2018	—	—
	10,001	—	2.00	12/9/2018	—	—
	21,251	—	6.28	9/30/2019	—	—
	30,000	—	4.56	3/11/2021	—	—
	43,750	—	2.40	2/23/2022	—	—
	45,000	—	2.16	3/14/2023	—	—
	37,500	—	12.92	3/26/2024	—	—
	38,750	—	8.80	5/22/2024	—	—
	45,000	15,000	7.56	3/5/2025	8,333	34,415
	33,750	33,750	7.02	3/9/2026	50,000	206,500
	25,000	75,000	6.68	3/10/2027	61,300	253,169
	352,503	123,750			119,633	494,084
Dr. Niranjan Y. Sardesai	12,265	—	6.12	9/12/2018	—	—
	30,000	—	6.28	9/30/2019	—	—

30,000	—	4.56	3/11/2021	—	—
12,500	—	1.76	1/3/2022	—	—
43,750	—	2.40	2/23/2022	—	—
45,000	—	2.16	3/14/2023	—	—
37,500	—	12.92	3/26/2024	—	—
38,750	—	8.80	5/22/2024	—	—
45,000	15,000	7.56	3/5/2025	8,333	34,415
33,750	33,750	7.02	3/9/2026	50,000	206,500
25,000	75,000	6.68	3/10/2027	61,300	253,169
353,515	123,750			119,633	494,084

(1)
These stock option awards vest 25% immediately on the date of grant and 25% on each anniversary thereafter. The option expiration date as reflected in the table is the tenth anniversary of the grant date.

(2)	These RSUs vest over three years in three equal installments beginning on the first anniversary of the grant date.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.
During fiscal 2017, our principal executive officer was our President and Chief Executive Officer, J. Joseph Kim, Ph.D. For 2017, the annual total compensation for Dr. Kim was $4,389,268. The annual total compensation for our median employee (identified as disclosed below) was $106,235, resulting in a pay ratio of approximately 41:1.
In accordance with Item 402(u) of Regulation S-K, we identified the median employee, as of November 29, 2017 (the median employee determination date) by (i) aggregating for each applicable employee (A) base salary as of November 29, 2017 (or hourly rate multiplied by estimated work schedule, for hourly employees), (B) the target bonus for 2017 and, (C) the estimated grant date fair value of any equity awards granted during 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Inovio, excluding Dr. Kim. This process resulted in the identification of a median employee, whose compensation was determined to be anomalous. As a result, we exercised discretion permitted by Item 402(u) of Regulation S-K to substitute an employee whose compensation was deemed to be more representative of employees near the median. This employee was located immediately below the identified median, according the identification process described above.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Employment Agreement with J. Joseph Kim, Ph.D.
Under an executive employment agreement, J. Joseph Kim, Ph.D. serves as our Chief Executive Officer. The agreement provides that Dr. Kim is entitled to receive an annual salary, subject to upward adjustment. Dr. Kim’s current base salary is $659,200. He is also eligible to receive an incentive cash bonus up to the amount, based upon the criteria as may be determined by our Board and targeted at 30% or more of the base salary. In addition to the salary and cash bonus, he is also entitled to participate in our employee benefit plans or programs, and shall be entitled to such other fringe benefits, as are from time to time adopted by our Board.
Under Dr. Kim’s employment agreement, if we terminate his employment at any time without cause, as defined in the employment agreement, Dr. Kim is entitled to receive severance compensation in the form of monthly payments of his then-current base salary and of the pro rata bonus amount for a period of 24 months following the effective date of such termination. The pro rata bonus amount shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid prior to his termination, or (B) the average of the three most recent annual cash bonuses paid prior to his termination. We will also continue to pay his COBRA premiums for 18 months thereafter.

If Dr. Kim is terminated as a result of change-in-control, Dr. Kim is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 24 but discounted to present value based on applicable federal rate under the Code.
For purposes of Dr. Kim’s employment agreement, “cause” means (1) conviction of Dr. Kim of any felony; (2) participation by Dr. Kim in any fraud or act of dishonesty against us; (3) material violation by Dr. Kim of (i) any contract between us and Dr. Kim, or (ii) any statutory duty of Dr. Kim to us; (4) conduct of Dr. Kim that, based upon a good faith and reasonable factual investigation and determination by our Board, demonstrates Dr. Kim’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Dr. Kim to perform any material duties reasonably requested by our Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) above, such conduct shall not constitute “cause” unless (a) our Board shall have given Dr. Kim written notice setting forth with specificity (i) the conduct deemed to constitute “cause,” (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Dr. Kim may take such remedial action, and (b) Dr. Kim shall not have taken such specified remedial action within such specified reasonable time.
Under the employment agreement, a “change in control” shall be deemed to have occurred upon:
(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;
(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;
(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;
(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or
(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.
Employment Agreement with Mark L. Bagarazzi, M. D.
We have entered into an employment agreement with Dr. Bagarazzi pursuant to which he serves as Chief Medical Officer. The employment agreement provides an annual base salary, subject to upward adjustment yearly by our Compensation Committee. Dr. Bagarazzi’s current base salary is $450,625. Under the employment agreement, Dr. Bagarazzi is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Bagarazzi is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.
If Dr. Bagarazzi’s employment is terminated by reason of death or total disability, we will pay Dr. Bagarazzi or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Bagarazzi is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Bagarazzi will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.

If we terminate Dr. Bagarazzi’s employment for cause, as defined in the agreement, or if Dr. Bagarazzi terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.
If we terminate Dr. Bagarazzi’s employment other than on account of death, total disability or cause, or Dr. Bagarazzi terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Bagarazzi is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.
If Dr. Bagarazzi is terminated as a result of change-in-control, Dr. Bagarazzi is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 12 but discounted to present value based on applicable federal rate under the Code.
Under the employment agreement, a “change in control” shall be deemed to have occurred upon:
(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;
(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;
(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;
(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or
(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.
Employment Agreement with Peter D. Kies
We have entered into a new employment agreement with Mr. Kies. The employment agreement provided for an annual base salary, subject to upward adjustment yearly by the Compensation Committee. Mr. Kies’ current base salary is $416,635. Each fiscal year, the Compensation Committee and Mr. Kies shall agree to his performance milestones and the amount of bonus for which Mr. Kies will be eligible if Mr. Kies as Chief Financial Officer achieves such milestones.
If Mr. Kies is terminated involuntary without cause, other than on account of death, Mr. Kies shall receive severance payments in the form of monthly payments of his base salary and COBRA premiums for a period of twelve months.
If Mr. Kies terminates the agreement due to our material breach or default, a change in his position or duties or a company relocation of his position without his consent within the initial term of the agreement or after a change of control, or we terminate Mr. Kies without cause or upon death or disability, Mr. Kies (or his estate as applicable) may be entitled to an amount equal to the annual bonus, if any, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator.

In addition, for purposes of the employment agreement, we may immediately terminate Mr. Kies for “cause” upon the occurrence of any of the following events: (i) Mr. Kies acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to our business as determined by our Board (in some cases, upon completion of a reasonable investigation and provision of a detailed report of the results of such investigation to Mr. Kies); (ii) Mr. Kies commits any crime or fraud against us or our property or the conviction of employee of any felony offense or crime reasonably likely to bring discredit upon the employee or us; or (iii) a material breach or default of any term of the employment agreement by Mr. Kies if such material breach or default remains unremedied 30 days after we deliver written notice of the material breach or default to Mr. Kies.
If Mr. Kies is terminated as a result of change-in-control, Mr. Kies is entitled to receive payments due to him under the conditions of involuntary termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 12 but discounted to present value based on applicable federal rate under the Code.
Under the employment agreement, a “change in control” shall be deemed to have occurred upon:
(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;
(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;
(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;
(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or
(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.
Employment Agreement with Niranjan Y. Sardesai, Ph.D.
We have entered into an employment agreement with Dr. Sardesai pursuant to which he serves as Chief Operating Officer. The employment agreement provides an annual base salary, subject to upward adjustment yearly by our Compensation Committee. Mr. Sardesai’s current base salary is $450,625. Under the employment agreement, Dr. Sardesai is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Sardesai is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.
If Dr. Sardesai’s employment is terminated by reason of death or total disability, we will pay Dr. Sardesai or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Mr. Sardesai is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Sardesai will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.
If we terminate Dr. Sardesai’s employment for cause, as defined in the agreement, or if Dr. Sardesai terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.
If we terminate Dr. Sardesai’s employment without cause, that is other than on account of death, total disability or cause or Dr. Sardesai terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Sardesai is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.
If Dr. Sardesai is terminated as a result of change-in-control, Dr. Sardesai is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 12 but discounted to present value based on applicable federal rate under the Code.
Under the employment agreement, a “change in control” shall be deemed to have occurred upon:
(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;
(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;
(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;
(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or
(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.
Had termination due to a change of control event occurred as of December 31, 2017, our named executive officers would have received the following payments over a twenty-four month period for Dr. Kim and a twelve-month period for Dr. Bagarazzi, Mr. Kies and Dr. Sardesai.

Named Executive Officer	Potential Change of Control Payments
Dr. J. Joseph Kim	$1,652,000
Dr. Mark L. Bagarazzi	$594,000
Peter Kies	$549,000
Dr. Niranjan Y. Sardesai	$594,000
Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2017 an employee, or is or ever has been an officer of our Company. None of our executive officers served during 2017 as a director or a member of the Compensation Committee of another company.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis, of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2017.

Respectfully submitted,

Morton Collins (Chair)
George Bickerstaff
Angel Cabrera
Adel Mahmoud
Wendy Yarno

Equity Compensation Plan Information
The following table sets forth our equity compensation plan information as of December 31, 2017. All of our equity compensation plans have been approved by our security holders, and we assumed the VGX stock options in connection with the merger with VGX. Our 2007 Omnibus Incentive Plan was terminated on March 31, 2017 and the following table sets forth awards that remain outstanding under this plan.

Plan	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders:
2016 Omnibus Incentive Plan	1,955,564	$3.82	3,994,511
2007 Omnibus Incentive Plan	6,771,732	6.42	—
VGX stock options assumed in merger	201,742	5.45	—
	8,929,038	$5.83	3,994,511
(1)    The calculation of the weighted-average exercise price of the outstanding options and rights includes 1,234,168 shares included in column (a) that are issuable upon the vesting of restricted stock units issued under the 2007 Omnibus Incentive Plan and 2016 Omnibus Incentive Plan, which have no exercise price. Excluding the restricted stock units, the weighted-average exercise price of the outstanding options would be $6.77.
(2)    As of January 1, 2018, the number of securities available for future issuance under the 2016 Omnibus Incentive Plan automatically increased by 2,000,000 pursuant to the “evergreen” provision of such plan.
Certain Relationships and Related Party Transactions
Except as described below, since January 1, 2017, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. Under the charter of our Audit Committee, all related party transactions required to be disclosed under SEC Regulation S-K, Item 404, must be reviewed and approved by our Audit Committee after discussion with management of the business rationale for the transactions and whether appropriate disclosures have been made.

In August 2016, we incorporated a subsidiary, GENEOS Therapeutics, Inc., to develop and commercialize neoantigen based personalized cancer therapies. We currently own 100% of the outstanding equity of GENEOS, although GENEOS plans to raise capital from the issuance of equity to third parties, which would reduce our ownership percentage. While we leverage our SynCon® immunotherapy and CELLECTRA® electroporation technologies to break tolerance and create cancer products targeting shared tumor specific antigens, GENEOS focuses exclusively on leveraging our immunotherapy technology platform to advance the field of patient-specific neoantigen therapies for cancer.  We believe that our clinically validated DNA-based platform is well suited for advancing individualized therapies due to its rapid product design and manufacturing benefits, ability to combine multiple neoantigens into formulations, and generation of potent killer T cell responses that are needed to drive clinical efficacy. We have exclusively licensed our SynCon® immunotherapy and CELLECTRA® electroporation technology platform to GENEOS to be used in the field of personalized, neoantigen based therapy for cancer.
In December 2017, the stock options and restricted stock awards previously granted by GENEOS on January 3, 2017 were reversed by GENEOS and the grantees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and 10% or greater stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such reports furnished to us, management believes that all officers, directors and greater than ten percent stockholders complied with the filing requirements of Section 16(a) for the year ended December 31, 2017.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Abstains will be counted the same as if voted against the proposal.
The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP:

Year	Audit Fees	Tax Fees	Total Fees
2017	$895,861	$50,700	$946,561
2016	$618,534	$84,900	$703,434
Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other regulatory filings or engagements.
Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of Ernst & Young LLP except for those tax services that could be classified as audit services. These include tax compliance and various tax consultation fees.
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Our Audit Committee approved all "Audit Fees" and “Tax Fees” listed in the table above pursuant to its pre-approval policies and procedures.
Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2017 Annual Meeting of Stockholders, our stockholders determined by a non-binding vote, the frequency with which the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, will be submitted to our stockholders for approval. Even though the alternative for “three years” received the most votes, the Board has determined that we will submit the compensation of our named executive officers every year to our stockholders for approval, on a non-binding advisory basis. In accordance with the Board’s intention, we are providing our stockholders with the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2018 Annual Meeting, our stockholders will vote whether to approve the following non-binding, advisory resolution on the approval of the compensation of the named executive officers:
“RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement with respect to its 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation disclosure and analysis, or CD&A, the compensation tables and the narrative disclosures that accompany those tables in the Company’s proxy statement for its 2018 annual meeting of stockholders.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers that is the subject of the foregoing resolution is the compensation disclosed in the sections titled “Compensation Discussion and Analysis,” “Executive Compensation,” “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Options Exercised,” and “Outstanding Equity Awards at Fiscal Year End,” and the accompanying narrative disclosures. You are encouraged to carefully review these sections.
The section of this Proxy Statement titled “Compensation Discussion and Analysis” includes a detailed discussion of each of the following as it relates to our named executive officers:
• the objectives of our compensation programs;
• what our compensation programs are designed to reward;
• each element of compensation;
• why we choose to pay each element of compensation;
• how we determine the amount, and, where applicable, the formula, for each element to pay; and
• how each compensation element and our decisions regarding that element fit into our overall compensation objectives
The Compensation Committee evaluated the named executive officers' performance in 2017 and concluded that they had earned a 3% based salary increase, effective March 2018, primarily due to the execution of the fiscal 2017 strategy and corporate objectives. We target these items of compensation to be at the 50th percentile of a combination of our peer group and market studies.
Our Board unanimously recommends that you approve the foregoing resolution for the same reasons that we decided to provide this compensation to our named executive officers as articulated in the “Compensation Discussion and Analysis” section.
Vote Required; Effect of Vote
The approval of the resolution in this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions could prevent the approval of Proposal 3 because they do not count as affirmative votes. Broker non-votes will not impact the approval of Proposal 3 because they do not represent shares eligible to be voted on the proposal.
The resolution that is the subject of this Proposal 3 is a non-binding, advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether it is approved or not and will not be construed as overruling a decision by us or our Board or to create or imply any change to the fiduciary duties of our Board or any additional fiduciary duties for us or our Board. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, our Compensation Committee does intend to take the results of the vote on this Proposal 3 into account in its future decisions regarding the compensation of our named executive officers.
The Board of Directors Unanimously Recommends a Vote “FOR” the approval of this resolution under Proposal 3.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholders’ proposals, including proposals under Rule 14a-8 under the Exchange Act, intended to be presented at the next Annual Meeting of Stockholders to be held in 2019 must be received at our principal executive offices no later than November 30, 2018, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals to be included in our proxy materials. Pursuant to our bylaws, stockholders who wish to submit a proposal for consideration at our 2019 Annual Meeting of Stockholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, also must deliver a copy of their proposal no earlier than October 1, 2018 and no later than November 30, 2018, unless the date of the 2019 Annual Meeting of Stockholders has been advanced by more than 30 calendar days from the date contemplated herein, in which case the proposal must be received by us no later than the close of business on the 15th business day following the date on which the 2019 Annual Meeting of Stockholders is publicly announced.
A director nomination proposal must include the information set forth in our bylaws and as described under “Director Nominations” above. In the case of other stockholder proposals other than with respect to stockholder proposals relating to director nomination(s), a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) as to the stockholder giving the notice, the same information regarding the proposing stockholder and any Stockholder Associated Persons as set forth under our bylaws and as described under “Director Nominations” above.
Proposals should be delivered to Inovio Pharmaceuticals, Inc., 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462, Attn: Corporate Secretary. To avoid controversy and establish timely receipt, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on us by proxies to be solicited by our Board and delivered to us in connection with the meeting. You are also advised to review our bylaws, which may be requested in writing from our Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals.
ANNUAL REPORT
We are mailing our Annual Report for the fiscal year ended December 31, 2017 to stockholders of record as of March 16, 2018. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.
A copy of our Annual Report will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 16, 2018. Requests should be directed to Inovio Pharmaceuticals, Inc., 660 W. Germantown Pike, Suite 110, Plymouth Meeting, Pennsylvania 19462; Attention: Investor Relations.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the only business which our Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

J. Joseph Kim, Ph.D.
Chief Executive Officer

Dated: March 28, 2018
Plymouth Meeting, Pennsylvania

INOVIO PHARMACEUTICALS, INC. 660 W. Germantown Pike Suite 110 Plymouth Meeting, PA 19462
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35098-Z55250 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INOVIO PHARMACEUTICALS, INC.

1. To elect the following directors to serve for a term ending upon the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	☐	☐	☐

01) Avtar S. Dhillon, M.D. 02) J. Joseph Kim, Ph.D. 03) Simon X. Benito 04) Morton Collins, Ph.D.	05) Adel A. F. Mahmoud, M.D., Ph.D. 06) Angel Cabrera, Ph.D. 07) David B. Weiner, Ph.D. 08) Wendy Yarno

					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Inovio for the fiscal year ending December 31, 2018.					☐	☐	☐
3. To approve, on a non-binding advisory basis, the resolution regarding compensation of Inovio’s named executive officers described in the accompanying proxy statement.					☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
The undersigned also acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2018:
Copies of the proxy statement and our 2017 Annual Report to stockholders are also available online at www.inovio.com.

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M35099-Z55250

INOVIO PHARMACEUTICALS, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS OF INOVIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. J. Joseph Kim, President and Chief Executive Officer and a director of Inovio Pharmaceuticals, Inc., and Dr. Avtar S. Dhillon, Chairman of the Board, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Inovio Pharmaceuticals, Inc. (including shares of Series C Cumulative Convertible Preferred Stock that are convertible into shares of common stock) held of record by the undersigned as of March 16, 2018, at the Annual Meeting of Stockholders to be held on May 11, 2018, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2 AND 3. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF INOVIO EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3. IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)